Exhibit 10.6

July 10, 2015 (Revised)

Uma Sinha, Ph.D.

Re: Separation from Employment
Dear Uma,
This letter confirms our agreement concerning your departure from Global Blood Therapeutics, Inc. (the “Company”). Your last day of employment with the Company will be June 18, 2015 (the “Separation Date”).
Regardless of whether you enter into this Agreement, you will receive your final paycheck, which includes your final pay and any accrued, but unused, vacation time through the Separation Date. Any outstanding business expenses should be submitted within ten (10) days of your last day of employment, along with receipts or other supporting documentation of each expense.
Severance
Although it is under no legal obligation to do so, provided you enter into, do not revoke and comply with this Agreement, the Company agrees to pay you a separation benefit in the amount of $171,250.00, less all applicable withholdings, which is equal to six (6) months pro rata portion of your current base salary. You will receive your separation benefit within ten (10) business days after the Effective Date of this Agreement (as defined below).
You will be eligible to convert your medical insurance coverage under COBRA and will receive information from our plan administrator describing this conversion election. Your health coverage through the company’s health plan will remain in force through June 30, 2015. In further consideration of your general release of claims, if you enroll in and remain eligible for COBRA, the Company will cover the Company’s portion of your COBRA premiums from July 1, 2015 through December 31, 2015. Except for the separation terms proposed in this letter, you will not be entitled to any compensation, equity, benefits or other perquisites of employment after the Separation Date.
The Company also confirms that if you choose to file for unemployment benefits with the State of California, that the Company will take no action to deny you said benefits.
Equity
You agree that the following table sets forth the only interest, equity or otherwise, you own in the Company, and that all the grants are subject to the Global Blood Therapeutics 2012 Stock Option and Grant Plan and the applicable Restricted Stock Purchase Agreements (each a “RSP Agreement”) or Stock Option Agreements (each a “Stock Option Agreement”) (collectively, the “Equity Documents”):

Type of Grant	Number of Shares	Date of Grant	Vested Shares as of Separation Date	Shares to be Accelerated, Subject to you Entering into and Complying with this Agreement
Stock Option	300,000	March 14, 2013	168,750[1]	0
Restricted Stock	150,000	September 10, 2014	28,125	121,875

This number includes 75,000 shares previously issued upon your exercise of the option.

Stock Option	200,000	April 9, 2015	—	—
Stock Option	130,000	April 9, 2015	—	—
Restricted Stock	120,000	April 9, 2015	—	70,625
Acceleration

Although it is under no legal obligation to do so, provided you enter into and comply with this Agreement, the Company shall accelerate your vesting as of the Separation Date with respect to an aggregate of 192,500 Shares (representing the aggregate number of Shares that would have vested under all of your time-based equity grants had you remained employed with the Company through June 18, 2016), comprised of (a) 121,875 Shares under your RSP Agreement for the grant dated September 10, 2014 and (b) 70,625 Shares under your RSP Agreement for the grant dated April 9, 2015. If you do not enter into and comply with this Agreement, you vesting will cease on the Separation Date and no acceleration will apply. In either event, the grants will continue to be governed by the Equity Documents. You also acknowledge and agree that notwithstanding any consulting arrangement that you may enter into with the Company providing for your performance of services for the Company following the Separation Date, including as contemplated under this letter agreement, the vesting of all of your equity grants will cease on the Separation Date, and you will not be entitled to any additional vesting or acceleration other than as specifically described above.

Exercise of Repurchase Option

Pursuant to the terms of the RSP Agreements with respect to the September 10, 2014 and April 9, 2015 Restricted Stock Grants, (i) the Company is exercising the Repurchase Option; (ii) if you enter into this Agreement, the Company will repurchase 49,375 Restricted Shares at $0.97 per share from the April 9, 2015 Restricted Stock Grant and will not repurchase any Restricted Shares from the September 10, 2014 Restricted Stock Grant; (iii) if you do not enter into this Agreement, the Company will repurchase 121,875 Restricted Shares at $0.14 per share from the September 10, 2014 Restricted Stock Grant and 120,000 Restricted Shares at $0.97 per share from the April 9, 2015 Restricted Stock Grant; and (iv) in either event, the Company and shall deliver a check to you in the amount of the purchase price for the Unvested Shares in accordance with the terms of the applicable Equity Documents.

Stock Option Exercise Rights

Pursuant to the terms of the Stock Option Agreements, whether or not you enter into this Agreement, (a) with respect to the March 14, 2013 Stock Option Grant, you may exercise (to the extent not previously exercised) all option shares as listed above as “Vested Shares as of Separation Date,” to the extent not previously exercised, and (b) with respect to the April 9, 2015 Stock Option Agreements, no option shares shall be exercisable. In either event, you must exercise your right with respect to Vested Shares within 90 days of the Separation Date consistent with the terms of the Equity Documents.

Post-Employment Consulting
If you enter into, do not revoke and comply with this Agreement, you agree to provide consulting services to the Company. The terms of the consulting arrangement shall be as follows: (i) you will perform work for the Company focused on the identification and prioritization of new targets (the “Consulting Services”); (ii) the consulting period shall commence on the Effective Date (as defined below) and end on September 30, 2015 (the “Consulting Period”); (iii) during the Consulting Period you shall provide up to one full business day of Consulting Services per week, which may be spread over one or more days if mutually agreeable to you and the Company; (iv) the accelerated vesting and other consideration set forth in this Agreement shall be the sole compensation for the Consulting Services and you will not be entitled to any other for consulting fees or compensation, (v) you will not be entitled to any employee benefits and you will not be entitled to be granted or vest in any equity interest in the Company; (vi) you shall be an independent contractor and that you will perform the Consulting Services under the Company’s general direction as to the result of such activity (such direction to be provided by Ted Love, Athiwat Hutchaleelaha, and/or Brian Metcalf) but that you will determine, in your discretion, the manner and means by which the Consulting Services are performed; (vii) any work product arising from the Consulting Services, including work-in-process (“Deliverables”) shall be the sole property of the Company as “work for hire” and you hereby assign to the Company all interests and rights in such Deliverables: (viii) the Confidential Information Agreement (define below) shall apply during the Consulting Period and thereafter.
Release
In exchange for, among other things, the foregoing separation benefit and benefit continuation and accelerated vesting, you completely release and forever discharge Global Blood Therapeutics, Inc., its affiliated, related, parent or subsidiary entities, and its and their present and former directors, officers, and employees (the “Released Parties”) from any and all claims you may now have or have ever had against any of them through the date you sign this Agreement including, but not limited to, any claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967 (“ADEA”) the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; and the California Fair Employment and Housing Act or any other claims for violation of any federal, state, or municipal statutes, and any and all claims for attorneys’ fees and costs (the “Released Claims”). The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits. You agree not to file or initiate any lawsuit concerning the Released Claims. You understand that this release does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.
You acknowledge that you have been advised by the Company to consult with legal counsel prior to entering into this Agreement. You further acknowledge that you are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

You acknowledge that the separation payment and benefits described above exceed the amount to which you otherwise are entitled.

Continuing Obligations

Please remember that even after your employment with the Company ends, you must comply with your continuing obligation to maintain the confidentiality of the Company’s proprietary information, including your obligations under the Employee Confidentiality and Assignment Agreement you signed on November 23, 2012 as a condition of your employment (the “Confidential Information Agreement”). You further agree not to make or publish, either orally or in writing, any disparaging statement about the Released Parties and the Company agrees to instruct its senior management team and Board of Directors not to make or publish, either orally or in writing, any disparaging statement about you. Additionally, all shares of capital stock of the Company held by you will continue to be subject to the terms of the Equity Documents and the Amended and Restated Stockholders Agreement, dated December 22, 2014 (as may be amended, restated or modified hereafter in accordance with the terms thereof).

Entire Agreement: Consideration Period
This letter, which may be subject to disclosure by the Company as required by law or for legitimate business reasons, contains all of our agreements and understandings and fully supersedes any prior agreements or understandings that we may have had regarding your employment with the Company or the termination of your employment, with the exception of the Confidential Information Agreement and the Equity Documents. This agreement is governed by California law and may be amended only in a written document signed by both of us. If any term in this agreement is unenforceable, the remainder of the agreement will remain enforceable.
Please note that you have until July 16, 2015 to consider this Agreement (but you may sign it earlier if you so desire). You acknowledge and agree that this provides you with more than a twenty-one (21) day consideration period. In addition, you have a right to revoke this Agreement within seven (7) days of signing it by sending me a written notice to that effect. This agreement shall not become effective or enforceable and the separation benefit will not be provided until the next business day after the seven-day revocation period has expired (the “Effective Date”).
Please contact me if you have any questions. We wish you the best in your future endeavors.

Very truly yours,

/s/ Matt Krause

Matt Krause
Senior Director of Human Resources

ACCEPTED AND AGREED:

Dated: 7/14/2015        Signature: /s/ Uma Sinha___________
Uma Sinha, Ph.D.

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